                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PREFERRED NETWORKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        Preferred Networks, Inc. (LOGO)

April 30, 1999

Dear Preferred Networks Owner:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on June 10, 1999, at 10:00 a.m., local time, at Preferred Networks, Inc., 850 Center Way, Norcross, Georgia.

     At the annual meeting, you will be asked to approve the election of two directors for a three-year term. The accompanying proxy statement contains more information describing these matters. Your Board of Directors recommends that all stockholders vote in favor of these actions.

     Your vote is important. Whether or not you plan to attend the annual meeting in person and regardless of the number of shares you own, I urge you to complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. You may, of course, attend the annual meeting and vote in person, even if you have previously returned your proxy card.

     We value your support as owners of our company, and we thank you in advance for your participation.

Very truly yours,
/s/ Mark H. Dunaway
Mark H. Dunaway
Chairman of the Board
and Chief Executive Officer

                        (PREFERRED NETWORKS, INC. LOGO)
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Meeting") of Preferred Networks, Inc. (the "Company") to be held on June 10, 1999, at 10:00 a.m., local time, at 850 Center Way, Norcross, Georgia 30071, for the following purposes:

          1. To elect two members of the Board of Directors; and

          2. To transact such other business as may properly come before the Meeting.

     Only stockholders of record at the close of business on April 30, 1999, will be entitled to notice of, and to vote at, the Meeting or any adjournment of the Meeting.

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. If you plan to attend the Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Mark B. Jones
                                          Mark B. Jones
                                          Secretary

April 30, 1999

                            PREFERRED NETWORKS, INC.
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071
                             ---------------------

                                PROXY STATEMENT

                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999

     This Proxy Statement is furnished to stockholders of Preferred Networks, Inc. (the "Company") in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Stockholders of the Company to be held at the Company's executive offices at 850 Center Way, Norcross, Georgia 30071, on Thursday, June 10, 1999, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report to Stockholders for the year ended December 31, 1998 is being mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to stockholders on or about May 7, 1999.

     This solicitation is made on behalf of the Board of Directors of the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telecopier, or personal interview but will not receive additional compensation for the solicitation activities. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of proxies, at a fee of $5,000.

                      ACTIONS TO BE TAKEN UNDER THE PROXY

     In voting on the election of directors, shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees, except that only holders of Class A Redeemable Preferred Stock ("Class A Preferred") may vote for one director, all as more particularly set forth below. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR the election of all of the nominees for director set forth below under "Election of Directors." Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on any one or all proposals).

     The election of directors will require the affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, and entitled to vote thereon. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the vote.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of stock that are entitled to vote at the Meeting must be present in person, or by proxy, in order to have the quorum that is necessary for the transaction of business at the Meeting. Any proxy authorized to be voted at the Meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy) whether or not the proxy is marked to "WITHHOLD AUTHORITY", to "ABSTAIN" or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

     Any stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company. In order to be effective, such notice or later dated proxy must be received by the Company prior to the exercise of the earlier proxy. A stockholder may attend the Meeting, revoke his proxy and vote in person.

                                STOCK OWNERSHIP

     Only holders of record of shares of the no par value common stock ("Common Stock"), Class A Preferred, and Class B Senior Redeemable Preferred Stock (the "Class B Preferred") as of the close of business on the record date of April 30, 1999 ("Record Date") are entitled to receive notice of, and to vote at, the Meeting. Each holder of record of the Common Stock is entitled to one vote per share for every matter to be voted upon by the stockholders at the Annual Meeting, other than the election of one of the two directors. Each holder of record of the Class A Preferred and Class B Preferred is entitled to one vote per share for every matter to be voted upon by the stockholders at the Meeting, except that holders of the Class A Preferred, voting as a separate class, are entitled to elect one director. As of the Record Date, there were 16,369,302 shares of Common Stock outstanding, 10,000,000 shares of Class A Preferred outstanding, and 5,333,336 shares of Class B Preferred outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 30, 1999, certain information with respect to the beneficial ownership of shares of Common Stock, Class A Preferred, and Class B Preferred of (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, Class A Preferred, and Class B Preferred, as determined pursuant to Rule 13d-3 ("Rule 13d-3") promulgated by the Securities and Exchange Commission (the "SEC"), (ii) each director of the Company and each Named Executive Officer (as defined below), and (iii) all directors and executive officers as a group. The following table is based in part on information provided in Schedule 13Ds and Schedule 13Gs furnished to the Company. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

                                                                        AMOUNT AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP
                                                              -----------------------------------------      PERCENTAGE
                                                                              ACQUIRABLE                      OF CLASS
   NAME OF BENEFICIAL OWNER OR GROUP          TITLE OF        CURRENTLY       WITHIN 60     PERCENTAGE        ASSUMING
    (AND ADDRESS OF 5% STOCKHOLDER)             CLASS           OWNED            DAYS       OF CLASS(1)   FULL DILUTION(1)
   ---------------------------------      -----------------   ---------       ----------    -----------   ----------------
Mark H. Dunaway(2)......................  Common              2,307,825         202,450(3)     15.15%           7.24%
  Chairman of the Board and               Class B Preferred      66,667              --         1.25%           1.25%
  Chief Executive Officer
  944 Gatewood Court
  Atlanta, Georgia 30327
Kathryn Loev Putnam(4)..................                          5,211         137,500(3)         *               *
  Senior Vice President and               Class B Preferred      66,667              --         1.25%           1.25%
  Chief Financial Officer
Mark B. Jones...........................  Common                    400          60,283(3)         *               *
  Vice President of Legal Affairs
William H. Bang.........................  Common                 17,500(5)           --            *               *
  Director
John J. Hurley(6).......................  Common                 14,000(5)       67,500            *               *
  Director                                Class B Preferred      66,667              --         1.25%           1.25%
Robert Van Degna(7).....................  Common              1,057,500(5)    4,301,032        25.92%          15.46%
  Director                                Class A Preferred   3,400,000              --        34.00%          34.00%
                                          Class B Preferred     386,205              --         7.24%           7.24%
Jeffrey H. Schutz(8)....................  Common              1,057,502(5)    3,717,408        23.77%          13.77%
  Director                                Class A Preferred   3,133,333              --        31.33%          31.33%
                                          Class B Preferred     112,667              --         2.11%           2.11%
Ronald W. White.........................  Common               763,961(5)(9)     18,375         4.77%           2.26%
  Director
Robert F. Benbow(10)....................  Common                 12,500(5)    3,712,500        18.55%          10.74%
  Director                                Class B Preferred   3,666,667              --        68.75%          68.75%
Richard P. Campbell(11).................  Common              1,055,002(5)    1,771,032        15.58%           8.15%
  Director                                Class A Preferred   1,200,000              --        12.00%          12.00%
                                          Class B Preferred     386,205              --         7.24%           7.24%
Alta Communications VI, L.P.(12)........  Common                     --       3,712,500        18.49%          10.71%
  One Post Office Square, Suite 3800      Class B Preferred   3,666,667              --        68.75%          68.75%
  Boston, Massachusetts 02109
Centennial Fund IV, L.P.(13)............  Common              1,057,502(5)    3,717,408        23.77%          13.77%
  1428 Fifteenth Street                   Class A Preferred   3,133,333              --        31.33%          31.33%
  Denver, Colorado 80202                  Class B Preferred     112,667              --         2.11%           2.11%

                                                                        AMOUNT AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP
                                                              -----------------------------------------      PERCENTAGE
                                                                              ACQUIRABLE                      OF CLASS
   NAME OF BENEFICIAL OWNER OR GROUP          TITLE OF        CURRENTLY       WITHIN 60     PERCENTAGE        ASSUMING
    (AND ADDRESS OF 5% STOCKHOLDER)             CLASS           OWNED            DAYS       OF CLASS(1)   FULL DILUTION(1)
   ---------------------------------      -----------------   ---------       ----------    -----------   ----------------
Saugatuck Capital Company L.P.            Common              1,042,502       1,771,032        15.51%           8.12%
  III(14)...............................
  One Canterbury Green                    Class A Preferred   1,200,000              --        12.00%          12.00%
  Stamford, Connecticut 06901             Class B Preferred    386,205               --         7.24%           7.24%
PNC Capital Corp.(15)...................  Common               416,997        1,460,118        10.53%           5.41%
  3150 CNG Tower                          Class A Preferred   1,133,333              --        11.33%          11.33%
  625 Liberty Avenue                      Class B Preferred    154,849               --         2.90%           2.90%
  Pittsburgh, Pennsylvania 15222
Primus Capital Fund III Limited
  Partnership(16).......................  Common               521,250        1,499,159        11.31%           5.83%
  5900 Landerbrook Drive,                 Class A Preferred   1,133,333              --        11.33%          11.33%
  Suite 200                               Class B Preferred    193,408               --         3.63%           3.63%
  Cleveland, Ohio 44124
Fleet Venture Resources, Inc.(17).......  Common              1,042,500       4,301,032        25.85%          15.41%
  50 Kennedy Plaza                        Class A Preferred   3,400,000              --        34.00%          34.00%
  Providence, Rhode Island 02903          Class B Preferred    386,205               --         7.24%           7.24%
State of Wisconsin Investment Board.....  Common              1,400,000              --         8.55%           4.04%
  121 East Wilson Street
  Madison, Wisconsin 53707
All executive officers and directors as
  a
  group (10 persons)(18)................  Common              7,243,335       14,291,583(2)    70.24%          62.12%
                                          Class A Preferred   7,733,333              --        77.33%          77.33%
                                          Class B Preferred   4,751,745              --        89.10%          89.10%

---------------

  *  Less than one percent
 (1) The Percentage of Class assumes the exercise of only the outstanding warrants and options acquirable within 60 days held by each respective beneficial owner and member of management. The Percentage of Class Assuming Full Dilution assumes the exercise of all outstanding warrants and options acquirable within 60 days.
 (2) Includes 2,307,825 shares of Common Stock, 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock jointly held with Marcia M. Dunaway, Mr. Dunaway's spouse.
 (3) Includes shares subject to stock options granted pursuant to the Company's stock option plans and, in the case of Mr. Dunaway, warrants to acquire 67,500 shares of Common Stock acquired in connection with his purchase of Class B Preferred.
 (4) Reflects 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock owned by certain family members. Ms. Putnam disclaims any beneficial ownership of the Class B Preferred and warrants to acquire 67,500 shares of Common Stock held by family members. The total shares acquirable within 60 days also includes warrants to acquire 4,772 shares of Common Stock with respect to which Ms. Putnam has a beneficial interest and may be deemed to share voting and investment power.
 (5) Includes shares awarded pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan, which are subject to restrictions on transfer that lapse over five years.
 (6) Includes 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock jointly held with Sylvia Hurley, Mr. Hurley's spouse.
 (7) Includes 271,049 shares of Common Stock, 1,002,000 shares of Class A Preferred, 115,861 shares of Class B Preferred, and warrants to acquire 1,269,610 shares of Common Stock held by Fleet Equity Partners VI, L.P. ("FEP"), 632,450 shares of Common Stock, 2,338,000 shares of Class A Preferred, 270,344 shares of Class B Preferred, and warrants to acquire 2,962,422 shares of Common Stock held by Fleet Venture Resources, Inc. ("FVR"), and 139,001 shares of Common Stock, 60,000 shares of Class A Preferred, and warrants to acquire 69,000 shares of Common Stock held by Chisholm Partners II L.P. ("CPII"). Mr. Van Degna is Chairman and CEO of Fleet Growth Resources II, Inc. and Chairman and CEO of Silverado IV Corp., the general partners of FEP and he is a limited partner of FEP. Mr. Van Degna is Chairman and CEO of FVR, and he is Chairman and CEO of Silverado II Corp., the general partner of Silverado II, L.P. which is the general partner of CPII. Mr. Van Degna is also a limited partner of Silverado II, L.P. As Chairman and CEO of Fleet Growth Resources II, Inc. and Chairman and CEO of Silverado II Corp., Mr. Van Degna may be deemed to share voting and investment power with respect to such shares. Mr. Van Degna disclaims beneficial ownership of all shares of Common Stock, Class A Preferred, Class B Preferred, and warrants to acquire shares of Common Stock which are directly owned by FVR, and those shares of Common Stock, Class A Preferred, Class B Preferred, and warrants to acquire shares of Common Stock which are directly held by FEP and CPII, except for his pecuniary interest therein.
 (8) Includes 1,042,502 shares of Common Stock, 3,133,333 shares of Class A Preferred, 112,667 shares of Class B Preferred, and warrants to acquire 3,717,408 shares of Common Stock owned by Centennial Fund IV, L.P. ("CIV"). 15,000 shares of Common Stock (which were granted pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan) are held by Mr. Schutz on behalf of CIV. Mr. Schutz is a General Partner of Centennial Holdings IV, L.P. ("Holdings"). Holdings is the sole general partner of CIV and in such capacity has authority to make decisions regarding the voting and disposition of shares of Common Stock, Class A Preferred, Class B Preferred and warrants to acquire Common Stock owned by CIV. Holdings may, therefore, be deemed to be the indirect beneficial owner of the shares reported by CIV above, although it does not directly own any shares itself. Mr. Schutz is one of five individual general partners of Holdings, each of whom disclaims beneficial ownership of all shares of Common Stock, Class A Preferred, Class B Preferred and warrants to acquire Common Stock directly or indirectly owned by CIV, except to the extent of his indirect proportionate interest in CIV.
 (9) Includes 748,961 shares held by Advanced Technology Development Fund II, L.P. ("ATDF"), an entity for which Mr. White serves as general partner.
(10) Includes 3,585,060 shares of Class B Preferred and warrants to acquire 3,629,873 shares of Common Stock held by Alta Communications VI, L.P. ("ACVI"), and 81,607 shares of Class B Preferred and warrants to acquire 82,627 shares of Common Stock held by Alta Communications S by S, LLC ("ACS"). Mr. Benbow is a managing general partner of Alta Communications VI Management Partners, L.P. ("ACMP"). ACMP is the sole general partner of ACVI and in such capacity has authority to make decisions regarding the voting and disposition of the Class B Preferred and warrants to acquire Common Stock owned by ACVI. Mr. Benbow is a member of ACS. Mr. Benbow may therefore be deemed to be the indirect beneficial owner of the warrants and Class B Preferred reported by ACVI and ACS above. Mr. Benbow disclaims beneficial ownership of all Class B Preferred and warrants to acquire Common Stock held by ACS and ACVI, except for his pecuniary interest therein.
(11) Includes 1,042,502 shares of Common Stock, 1,200,000 shares of Class A Preferred, 386,205 shares of Class B Preferred, and warrants to acquire 1,771,032 shares of Common Stock held by Saugatuck Capital Company Limited Partnership III ("Saugatuck"). Mr. Campbell is a general partner of Greyrock Partners Limited Partnership ("Greyrock"). Greyrock is the sole general partner of Saugatuck and may be deemed to share voting and investment power with respect to said Common Stock, Class A Preferred, Class B Preferred and warrants to acquire Common Stock. Mr. Campbell disclaims beneficial ownership of all shares of Common Stock, Class A Preferred, Class B Preferred, and warrants to acquire Common Stock held by Saugatuck, except to the extent of his indirect proportionate interest in Saugatuck.
(12) Includes 3,585,060 shares of Class B Preferred and warrants to acquire 3,629,873 shares of Common Stock held by ACVI, and 81,607 shares of Class B Preferred and warrants to acquire 82,627 shares of Common Stock held by ACS. Beneficial ownership of shares and warrants held by ACVI may be deemed to be indirectly held or shared by Alta Communications, Inc., ACMP, Robert
     F. Benbow, William P. Egan, Brian McNeill and/or Timothy Dibble, who may be deemed to be affiliates of ACVI and ACS.
(13) Includes 1,042,502 shares of Common Stock, 3,133,333 shares of Class A Preferred, 112,667 shares of Class B Preferred and warrants to acquire 3,717,408 shares of Common Stock owned by CIV, and 15,000 shares of Common Stock (which were granted pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan) held by Mr. Schutz for the benefit of CIV. Beneficial ownership of shares and warrants held by CIV may be deemed to be indirectly held or shared by Centennial Holdings

     IV, L.P., Steven C. Halstedt, Jeffrey H. Schutz, Adam Goldman, Donald H. Parsons, Jr. and/or David C. Hull, Jr., who may be deemed to be affiliates of CIV.
(14) Beneficial ownership of shares and warrants held by Saugatuck may be deemed to be indirectly held or shared by Greyrock, Frank J. Hawley, Jr., Owen S. Crihfield, Richard P. Campbell and/or Barbara E. Parker, who may be deemed to be affiliates of Saugatuck.
(15) Beneficial ownership of shares and warrants held by PNC Capital Corp. ("PNC") may be deemed to be indirectly held or shared by PNC Holding Corp. and/or PNC Bank Corp., which may be deemed to be affiliates of PNC.
(16) Beneficial ownership of shares and warrants held by Primus Capital Fund III Limited Partnership ("Primus") may be deemed to be indirectly held or shared by Primus Venture Partners III Limited Partnership and/or Primus Venture Partners, Inc., which may be deemed to be affiliates of Primus.
(17) Includes 271,049 shares of Common Stock, 1,002,000 shares of Class A Preferred, 115,861 shares of Class B Preferred and warrants to acquire 1,269,610 shares of Common Stock held by FEP, 632,450 shares of Common Stock, 2,338,000 shares of Class A Preferred, 270,344 shares of Class B Preferred and warrants to acquire 2,962,422 shares of Common Stock held by FVR, and 139,001 shares of Common Stock, 60,000 shares of Class A Preferred and warrants to acquire 69,000 shares of Common Stock held by CPII. Beneficial ownership of shares and warrants held by FVR, FEP and CPII may be deemed to be indirectly held or shared by Fleet Growth Resources II, Inc., Silverado IV Corp., Fleet Growth Resources, Inc., Fleet Private Equity Co., Fleet Financial Group, Inc., Silverado II, L.P., Silverado II Corp., Robert Van Degna and/or Habib Y. Gorgi, who may be deemed to be affiliates of FEP, FVR and CPII.
(18) Includes shares of Common Stock, Class A Preferred, Class B Preferred and warrants to acquire Common Stock that may be deemed to be beneficially owned by one officer and certain directors of the Company who have disclaimed beneficial ownership. See Notes 4, 7, 8, 10 and 11.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eight directors divided into three classes, which shall be as nearly equal in number as possible and which have staggered terms. Two directors, Messrs. Dunaway and Campbell, are in the class the term of which expires in 1999. In general, directors are elected by the stockholders and hold office for a three-year term or until their successors are duly elected and qualified.

     The nominees of the Board of Directors for election at the Meeting are Mark
H. Dunaway and Richard P. Campbell, each of whom currently serves as a director of the Company. If reelected at the Meeting, each of Messrs. Dunaway and Campbell will serve a new term to end as of the 2002 Annual Meeting of Stockholders, or until his earlier death, resignation or removal. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the proxies will be voted for another person or persons designated by the Company's Board of Directors. In no event will the proxies be voted for more than two nominees.

     Michael J. Saner, who formerly served as the President and a Director of the Company, resigned from both positions as of December 31, 1998. Mr. Saner was in the same class of directors as Messrs. Dunaway and Campbell, and his term as a director would have expired as of the 1999 Annual Meeting of Stockholders. The Board of Directors has not yet nominated a replacement for Mr. Saner on the Board of Directors, and therefore only two directors, Messrs. Dunaway and Campbell, are being nominated for election at the 1999 Annual Meeting of Stockholders.

     Pursuant to the Company's Articles of Incorporation, holders of the Class A Preferred, voting as a separate class, are entitled to elect one director, and holders of the Class B Preferred, voting as a separate class, are entitled to elect one director. Holders of the Class A Preferred have nominated Mr. Campbell as a director. Holders of the Class B Preferred elected Mr. Benbow as a director at the 1998 Annual Meeting of Stockholders.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     Set forth below is certain information regarding each of the two nominees and the directors of the Company who will continue to serve after the Meeting:

NOMINEES FOR THREE-YEAR TERMS:

                                                                         TERM
NAME                                                           TITLE     ENDS   AGE
----                                                           -----     ----   ---
Mark H. Dunaway.............................................  Director   2002   54
Richard P. Campbell.........................................  Director   2002   55

     MARK H. DUNAWAY, a founder of the Company, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1991. From 1986 to 1994, he served as the Chairman and Chief Executive Officer of The Beeper Company of America, Inc., a company he founded. The Beeper Company of America, Inc. provided paging services to more than 60,000 subscribers before it was sold in 1994 to Arch Communications Group, Inc. In 1987, Mr. Dunaway founded Dunaway Enterprises, Inc., a consulting company which supplied management consulting services to British Telecom's paging operations in the United Kingdom and other companies, and he served as its Chief Executive Officer and Chairman from 1987 to 1994. Mr. Dunaway has served on a number of committees for Personal Communications Industry Association ("PCIA").

     RICHARD P. CAMPBELL has been a director of the Company since March 1998. Since 1989, Mr. Campbell has been a general partner and is currently the Managing Director of Saratoga Management Company LLC, which manages funds making private equity investments in corporate buyouts and recapitalization. Mr. Campbell serves as a director of several privately-held companies.

CONTINUING DIRECTORS:

                                                                         TERM
NAME                                                           TITLE     ENDS   AGE
----                                                           -----     ----   ---
William H. Bang.............................................  Director   2000   69
John J. Hurley..............................................  Director   2000   63
Ronald W. White.............................................  Director   2000   58
Robert F. Benbow............................................  Director   2001   63
Jeffrey H. Schutz...........................................  Director   2001   47
Robert M. Van Degna.........................................  Director   2001   54

     WILLIAM H. BANG has been a director of the Company since August 1995. In April 1994, Mr. Bang retired from the position of Corporate Vice President at Motorola, Inc., a leading manufacturer of equipment for the wireless industry. Mr. Bang was employed by Motorola from 1964 to 1994 and held a variety of positions with respect to the marketing of Motorola's radio and paging products. Mr. Bang serves as a consultant to Motorola from time to time and serves as a member of the Board of Directors of the PCIA Service and Education Foundation.

     JOHN J. HURLEY has been a director of the Company since July 1996. Since 1994, Mr. Hurley has been Vice Chairman and a member of the Board of Directors of Glenayre Technologies, Inc., a leading manufacturer of network equipment for the wireless industry. From November 1992 to December 1994, he served as President, Chief Operating Officer, and Chief Executive Officer of Glenayre Technologies, Inc. Mr. Hurley received the Management Award for Innovation and Excellence from the PCIA convention in 1995.

     RONALD W. WHITE has been a director of the Company since October 1994. Since 1997, Mr. White has been Vice President of Argo Global Capital, Inc. and continues to serve as a General Partner of certain entities affiliated with Advanced Technology Development Funds, a family of high technology development funds. Mr. White also serves as a director of National MicroSystems Corporation and several privately-held companies.

     ROBERT F. BENBOW has been a director of the Company since March 1998. Since 1990, Mr. Benbow has served as a general partner of certain funds managed by Burr, Egan, Deleage & Company. In addition, Mr. Benbow is one of the founding and managing general partners of Alta Communications VI Management Partners, L.P., a successor and the sole general partner of Alta Communications, VI, L.P. Mr. Benbow serves as a director of several privately-held companies.

     JEFFREY H. SCHUTZ has been a director of the Company since June 1995. Since 1987, Mr. Schutz has been a general partner of various entities affiliated with The Centennial Funds, a group of venture capital funds based in Denver, Colorado. The Centennial Funds specialize in investments in telecommunications networks and service businesses, and other communications technology companies. Mr. Schutz currently serves as a director of Crown Castle International, a Centennial portfolio company, and several other privately-held companies in which Centennial has an equity stake.

     ROBERT M. VAN DEGNA has been a director of the Company since June 1995. Since 1982, Mr. Van Degna has been a Managing Director and an executive officer with various partnerships and corporations affiliated with Fleet Private Equity Co., an investment firm affiliated with Fleet Financial Group, based in Providence, Rhode Island. Mr. Van Degna currently serves as a director of several privately-held companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met twelve times in 1998, and each director attended at least 75% of such meetings. During 1998, each director also attended at least 75% of the meetings of each committee of the Board upon which such director served.

     The Board of Directors has standing compensation, audit, and capital formation committees. The Board of Directors does not have a nominating committee.

     The compensation committee (the "Compensation Committee"), composed of Mr. Bang and Mr. Van Degna, met four times in 1998. The Compensation Committee reviews and recommends executive compensation policies, practices and amounts, and it administers the Company's employee stock plans, including the granting of stock options pursuant to the Company's stock option plans.

     The audit committee, composed of Mr. Schutz and Mr. White, met two times in 1998. The audit committee's functions are to recommend the Company's independent auditors, review the scope of their engagement, consult with such auditors, review the results of the audit examination, review the disposition of recommendations made by the independent auditors, act as liaison between the Board of Directors and the independent auditors, and review various Company policies related to accounting and internal control matters.

     The capital formation committee, composed of Messrs. Campbell, Schutz, and Benbow, met one time during 1998. The capital formation committee's functions are to assist management with the strategic planning process including the review of the Company's existing credit facilities, strategic business plans and corporate objectives.

ELECTION OF DIRECTORS

     The election of Mr. Dunaway will require the affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, and entitled to vote thereon, assuming a quorum is present. The election of Mr. Campbell will require the affirmative vote of a plurality of the shares of Class A Preferred represented at the Meeting in person or by proxy, and entitled to vote thereon, assuming a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Effective July 1995, the Board of Directors established the Compensation Committee, now composed of Mr. Van Degna and Mr. Bang. Prior to that time, the Board of Directors as a whole, including Mr. Dunaway, the Chief Executive Officer, and Mr. Saner, the former President, participated in determining executive officer compensation. In 1997, 1998, and 1999, entities that may be deemed to be affiliated with Robert Van Degna, a director of the Company and member of the Compensation Committee, purchased Class A Preferred, Class B Preferred and warrants to purchase Common Stock from the Company. See "Certain Transactions."

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table shows annual compensation paid by the Company in each of the past three fiscal years to Mark H. Dunaway, the Chief Executive Officer, and to the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                                                    AWARDS
                                                  ANNUAL COMPENSATION            ------------
                                         -------------------------------------    SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING     ALL OTHER
            NAME AND                                              COMPENSATION     OPTIONS      COMPENSATION
       PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)      ($)(1)         (#)(2)         ($)(3)
       ------------------         ----   ----------   ---------   ------------   ------------   ------------
Mark H. Dunaway.................  1998    242,016      30,252        61,428        110,550         1,000
  Chairman of the Board and       1997    225,000          --         4,800             --           950
  Chief Executive Officer         1996    190,377      28,125         4,800         22,350           950
Michael J. Saner(4).............  1998    191,613      24,125        53,569        110,550         1,000
  President and Director          1997    180,000          --         4,800             --           950
                                  1996    151,046      22,500         4,800         22,350           950
Kathryn Loev Putnam(5)..........  1998    150,617      14,375         4,800        130,000         1,000
  Senior Vice President and       1997     95,004      40,000         4,800         60,000           950
  Chief Financial Officer         1996     61,875      37,625         3,600             --           563
Eugene H. Kreeft(6).............  1998    150,000      18,750            --        110,550            --
  Executive Vice President        1997    150,000      30,000            --         22,350            --
  of Engineering                  1996    150,000          --            --             --            --
Gary E. Park(7).................  1998    147,824      15,625         4,384         60,000           950
  Vice President of Sales         1997    117,500      37,961         4,800         50,000           825
                                  1996     20,433          --           800             --            --
Mark B. Jones...................  1998    139,367      15,000         4,800         80,000         1,000
  Vice President of Legal         1997    103,603      14,000         4,800          9,575           950
  Affairs                         1996     85,000       3,375         4,800              0           950


---------------

(1) Reflects car allowances paid to these employees. For Mr. Dunaway and Mr. Saner, this includes deferred compensation earned in 1997 but paid in 1998 in the amount of $54,479 and $48,769, respectively.
(2) Includes options granted pursuant to the Company's 1992 Stock Option Plan, 1994 Stock Option Plan and 1995 Stock Option Plan.
(3) Reflects the Company's matching contributions to the 401(k) plan: Mr. Dunaway, Mr. Saner, Ms. Putnam, and Mr. Jones are 100% vested; Mr. Park is 66 2/3% vested.
(4) Mr. Saner resigned his positions as an employee, officer, and director of the Company as of December 31, 1998.
(5) Ms. Putnam became an employee of the Company in April 1996. Prior to her assuming the position of Senior Vice President and Chief Financial Officer in July 1997, Ms. Putnam was Vice President of Corporate Development.
(6) Mr. Kreeft was no longer an employee or officer of the Company as of February 28, 1999.
(7) Mr. Park became an employee of the Company in November 1996. Mr. Park was no longer an employee or officer of the Company as of December 3, 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides details regarding stock options granted (no SARs were granted) to the Named Executive Officers during 1998 pursuant to the 1995 Stock Option Plan, as amended:

                                                                                                POTENTIAL REALIZABLE
                               OPTION GRANTS IN LAST FISCAL YEAR                                  VALUE AT ASSUMED
                                       INDIVIDUAL GRANTS                                           ANNUAL RATES OF
                              ------------------------------------                                   STOCK PRICE
                                 NUMBER OF          % OF TOTAL                                      APPRECIATION
                                SECURITIES      OPTIONS GRANTED TO    EXERCISE                   FOR OPTION TERM(1)
                                UNDERLINING        EMPLOYEES IN        PRICE      EXPIRATION   -----------------------
NAME                          OPTIONS GRANTED      FISCAL YEAR       ($/SHARES)      DATE        5%($)        10%($)
----                          ---------------   ------------------   ----------   ----------   ----------   ----------
Mark H. Dunaway.............      110,550              8.80             2.13        1/30/08    148,086.76   375,280.93
Michael J. Saner............      110,550              8.80             2.13        1/30/08    148,086.76   375,280.93
Kathryn Loev Putnam.........      100,000              7.96             2.13        1/30/08    133,954.56   339,467.14
                                   30,000              2.39              .68       12/11/08     12,829.45    32,512.35
Eugene H. Kreeft............      110,550              8.80             2.13        1/30/08    148,086.76   375,280.93
Gary E. Park................       60,000              4.77             2.13        1/30/08     80,372.73   203,680.29
Mark B. Jones...............       50,000              3.98             2.13        1/30/08     66,977.28   169,733.57
                                   30,000              2.39              .68       12/11/08     12,829.45    32,512.35

---------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any on stock option exercises are dependant on future performance of the Common Stock and overall market conditions. The amounts set forth in the table may not necessarily be achieved.

EXERCISES OF OPTIONS IN 1998 AND AGGREGATE YEAR-END OPTION VALUES

     The following table sets forth information with respect to the December 31, 1998 value of all options held by the Named Executive Officers at that date. No Named Executive Officer exercised any options in 1998.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY -- END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                           SECURITIES        VALUE OF
                                                                           UNDERLYING       UNEXERCISED
                                                                          UNEXERCISED      IN-THE-MONEY
                                                                          OPTIONS/SARS     OPTIONS/SARS
                                                                           AT FISCAL         AT FISCAL
                                              SHARES                      YEAR-END (#)    YEAR-END ($)(1)
                                           ACQUIRED ON       VALUE        EXERCISABLE/     EXERCISABLE/
NAME                                       EXERCISE (#)   REALIZED ($)   UNEXERCISABLE     UNEXERCISABLE
----                                       ------------   ------------   --------------   ---------------
Mark H. Dunaway..........................      N/A            N/A        95,650/125,450         0/0
Michael J. Saner.........................      N/A            N/A        95,650/125,450         0/0
Kathryn Loev Putnam......................      N/A            N/A        20,000/170,000         0/0
Eugene H. Kreeft.........................      N/A            N/A        95,650/125,450         0/0
Gary E. Park.............................      N/A            N/A         16,667/93,333         0/0
Mark B. Jones............................      N/A            N/A        23,404/106,596         0/0

---------------

(1) Assumes the difference between fair market value and the exercise price.

EMPLOYMENT AGREEMENTS

     The Company currently has an employment agreement with Mr. Dunaway, which provides for his employment as Chief Executive Officer of the Company for a period of three years, ending in June 1998, and on a month-to-month basis thereafter. Mr. Dunaway's employment agreement provided initially for an annual base salary of $18,750 per month but this was increased in 1997, and remained at this level during 1998, to $20,168 per month. Of this amount, $6,050.40 per month was accrued for the months of April through December 1997, and paid in 1998. The employment agreement prohibits Mr. Dunaway from competing against the Company during its term and for a period of one year thereafter in certain specified geographical areas. In addition, Mr. Dunaway is prohibited from providing paging services to customers of the Company for a six-month period after the termination of his employment. The employment agreement may be terminated by mutual agreement, voluntarily by Mr. Dunaway upon 365 days' prior written notice, for cause or upon the death or disability of Mr. Dunaway. Depending upon the manner in which the employment agreement is terminated, Mr. Dunaway or his heirs are entitled to different levels of compensation upon termination, subject to a maximum amount equal to 18 months compensation.

DIRECTOR COMPENSATION

     The Company pays Mr. Bang and Mr. Hurley a director's fee of $500 for each Board meeting and $250 for each committee meeting attended. Otherwise, the Company pays no cash remuneration to its directors except reimbursement for reasonable expenses.

     In 1995 the Company implemented, effective March 1, 1996, the 1995 Non-Employee Directors Restricted Stock Award Plan (the "Restricted Stock Plan"), pursuant to which non-employee directors are granted restricted stock awards. Under the Restricted Stock Plan, every five years each non-employee director will receive a restricted stock award covering 15,000 shares of Common Stock, twenty percent of which vests each year the non-employee director serves on the Board of Directors. Awards are pro-rated for non-employee directors selected between annual meetings of the stockholders. A total of 240,000 shares of Common Stock have been reserved for issuance under the Restricted Stock Plan and 99,000 shares have been granted as of April 30, 1999.

                               PERFORMANCE GRAPH

     The Company completed its initial public offering on March 1, 1996, and its Common Stock began trading on Nasdaq at a price of $10.00. The Nasdaq Stock Market, Inc. has delisted the Company's Common Stock from its National Market as of the close of business on March 22, 1999 because the Company failed to comply with Nasdaq's quantitative maintenance criteria regarding minimum net tangible assets, market value of public float and minimum bid price. The Company's Common Stock became listed on the OTC Bulletin Board effective March 23, 1999.

     The following graph shows the value at the end of the indicated period of a $100 investment in the Company, compared with similar investments based on (1) the value of The Nasdaq Stock Market Index and (2) the value of an index comprised of the common stock of the five other companies that offer exclusively paging services (the "Custom Peer Group"), in each case on a total return basis assuming reinvestment of dividends.

                                                                       The Nasdaq
               Measurement Period                       The           Stock Market      Custom Peer
             (Fiscal Year Covered)                  Company (1)          Index           Group (2)
2/96                                                           100               100               100
3/96                                                            90               100                97
6/96                                                            86               114                89
9/96                                                            68               105                56
12/96                                                           65               118                40
3/97                                                            29               118                25
6/97                                                            19               127                33
9/97                                                            20               145                44
12/97                                                           13               145                34
3/98                                                            19               167                46
6/98                                                            13               172                41
9/98                                                             8               154                24
12/98                                                            3               199                20

---------------

(1) Based on initial public offering price of $10.00.
(2) The Custom Peer Group includes Arch Communications Group, Inc., Metrocall, Inc., PageMart Wireless, Inc., Paging Network, Inc., and Teletouch Communications, Inc.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     Compensation and benefit practices of the Company are established and governed by the Compensation Committee which is made up entirely of independent members of the Board of Directors. The Compensation Committee establishes the general compensation policy of the Company, establishes the compensation of the Chief Executive Officer of the Company, approves the compensation of other executive officers of the Company and administers the Company's stock option plans and other employee stock plans.

     Compensation Philosophy. The Compensation Committee has determined that the Company's compensation program should be directed to rewarding performance which creates value for stockholders. The Compensation Committee's policies focus on attracting, motivating and assisting in the retention of key employees who demonstrate high levels of ability and talent. The compensation program looks both to the short and long term, balancing compensation to reward executive officers for past performance of the Company with incentives for contributions to a superior future performance of the Company over the long term. The Compensation Committee utilizes base salary, cash bonuses and stock options as part of its program.

     Base Salary Program. Base salaries were initially determined primarily by evaluating the responsibilities of the position held by, and the experience of, each executive officer in addition to competitive comparisons with like industries and companies in the geographic area. For 1999, executive officers' salaries will increase based on the parameters set forth above.

     Bonus Compensation Program. Executive officers are eligible to receive annual cash bonuses based upon criteria established annually by the Compensation Committee based upon the operating performance of the Company. For 1999, the Compensation Committee has established annual incentive targets based upon the performance of the Company, including earnings before interest expense, interest income, taxes, depreciation and amortization ("EBITDA"), a standard performance measure in the paging industry, and growth in net revenues. If the Company achieves its performance objectives, each eligible executive officer would be entitled to a bonus equal to twenty-five percent of base salary.

     Stock Incentive Program. Awards of stock options under the Company's stock option plans are intended to reward contributions by executive officers, managers and key employees to the Company's performance and to align the long-term interests of such persons with those of the stockholders. The Compensation Committee also considers options to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the Company. In awarding options, the Compensation Committee considers the number and value of options held by each executive officer which will vest in future periods and seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

     CEO Compensation. Mr. Dunaway, the Company's Chief Executive Officer, was entitled to a base salary of $242,016 in 1998 pursuant to the terms of an employment agreement. The Committee concluded that the 1998 base salary and paid incentive compensation of Mr. Dunaway were reasonable in amount and consistent with industry practices. Mr. Dunaway is also a participant in the Company's 1999 bonus program for executive officers, as set forth above. Mr. Dunaway's long-term incentive compensation, which consists entirely of stock options, is set forth in an employment agreement, which provides for the award of additional options at December 31, 1999 in the event certain financial objectives are met. The Compensation Committee will consider additional long-term incentive compensation awards to Mr. Dunaway based upon achievement of the Company's operational and financial objectives.

     Compliance with Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualified performance-based compensation under
Section 162(m) of the Code and the applicable regulations is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that options granted under the Company's 1995 Stock Option Plan have been exempt from the limitations as performance-based compensation as a result of certain transition rules adopted when Section 162(m) was instituted and because of the approval of the 1995 Stock Option Plan by the stockholders in 1997. The Company intends to take all actions necessary so that these stock options continue to qualify as performance-based compensation and are therefore exempt from the Section 162(m) limit. The Company believes that other compensation expected to be paid in 1998 will not exceed the Section 162(m) limitations.

                                          William H. Bang
                                          Robert Van Degna

     The above report will not be deemed to be incorporated into any filing by the Company under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

                              CERTAIN TRANSACTIONS

     On June 17, 1997, the Company issued 10.0 million shares of Class A Preferred, and warrants to purchase up to 11.5 million shares of Common Stock at an exercise price of $1.50 per share, for a total purchase price of $15.0 million (the "Class A Offering"), to certain existing shareholders of the Company and their affiliates. On March 16, 1998, the Company issued 5,333,336 shares of Class B Preferred, and warrants to purchase up to 5.4 million shares of Common Stock at an exercise price of $1.50 per share, for a total purchase price of $8 million (the "Class B Offering"). In the Class A Offering, units consisting of one share of Class A Preferred and a warrant to acquire 1.15 shares of Common Stock (at an exercise price of $1.50 per share of Common Stock) were sold for a purchase price of $1.50 in cash. In the Class B Offering, units consisting of one share of Class B Preferred and a warrant to acquire 1.0125 shares of Common Stock (at an exercise price of $1.50 per share of Common Stock) were sold for a purchase price of $1.50 in cash.

     Centennial Fund IV, L.P., a significant shareholder of the Company which may be deemed to be an affiliate of director Jeffrey H. Schutz, purchased 3,133,333 shares of Class A Preferred and warrants to acquire 3,603,333 shares of Common Stock in the Class A Offering, and 112,667 shares of Class B Preferred and warrants to acquire 114,075 shares of Common Stock in the Class B Offering.

     Fleet Venture Resources, Inc., a significant shareholder of the Company which may be deemed to be an affiliate of director Robert Van Degna, and entities affiliated with Fleet Venture Resources, Inc., purchased 2,398,000 shares of Class A Preferred and warrants to acquire 2,757,000 shares of Common Stock in the Class A Offering, and 386,205 shares of Class B Preferred and warrants to acquire 391,032 shares of Common Stock in the Class B Offering.

     Saugatuck Capital Company Limited Partnership III, a significant shareholder of the Company which may be deemed to be an affiliate of director Richard P. Campbell, purchased 1,200,000 shares of Class A Preferred and warrants to acquire 1,380,000 shares of Common Stock in the Class A Offering, and 386,205 shares of Class B Preferred and warrants to acquire 391,032 shares of Common Stock in the Class B Offering.

     PNC Capital Corp., a significant shareholder of the Company, purchased 1,133,333 shares of Class A Preferred and warrants to acquire 1,303,333 shares of Common Stock in the Class A Offering, and 154,849 shares of Class B Preferred and warrants to acquire 156,785 shares of Common Stock in the Class B Offering.

     Primus Capital Fund III Limited Partnership, a significant shareholder of the Company, purchased 1,133,333 shares of Class A Preferred and warrants to acquire 1,303,333 shares of Common Stock in the Class A Offering, and 193,408 shares of Class B Preferred and warrants to acquire 195,826 shares of Common Stock in the Class B Offering.

     Mark H. Dunaway, Chairman of the Board and Chief Executive Officer of the Company, purchased 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock in the Class B Offering.

     John J. Hurley, a director of the Company, purchased 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock in the Class B Offering. Mr. Hurley is also a director of the Company, and is Vice Chairman and a member of the Board of Directors of Glenayre Technologies, Inc. ("Glenayre"), a leading manufacturer of network equipment for the wireless industry. Since January 1, 1997, the Company has purchased approximately $2,900,000 of equipment from Glenayre or its affiliates and has borrowed approximately $2,700,000 under an equipment financing agreement with Glenayre.

     Family members of Kathryn Loev Putnam, Senior Vice President and Chief Financial Officer of the Company, purchased an aggregate of 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock in the Class B Offering.

     Alta Communications VI, L.P., a significant shareholder of the Company which may be deemed to be an affiliate of director Robert F. Benbow, and an entity affiliated with Alta Communications VI, L.P., purchased 3,666,667 shares of Class B Preferred and warrants to acquire 3,712,500 shares of Common Stock in the Class B Offering. Prior to the Class B Offering, neither Alta Communications VI, L.P., Mr. Benbow, nor their affiliates were shareholders of, or otherwise affiliated with, the Company.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company's stock are required to furnish the Company with copies of all forms that they file.

     Based solely on the Company's review of copies of Forms 3, 4 and 5 and the amendments thereto received by the Company, or written representations from reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1998, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP as independent auditors for the Company for 1998. Ernst & Young LLP have been the independent public auditors for the Company since October 26, 1995. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2000 must be received at the Company no later than November 30, 1999 to be included in the proxy statement for such meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Company knows of no other business that will come before the Meeting for action. If any other matter is properly presented for consideration and action at the Meeting, however, the proxies will be voted with respect to those matters in accordance with the best judgment and in the discretion of the proxy holders.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Mark B. Jones

                                          Mark B. Jones
                                          Secretary

April 30, 1999

                            PREFERRED NETWORKS, INC.
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071

     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PREFERRED NETWORKS, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 1999
   The undersigned stockholder of Preferred Networks, Inc. hereby appoints Mark
H. Dunaway and Mark B. Jones with full power of substitution, acting jointly or by either one of them, attorney and proxies to represent and vote in the manner specified below the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders to be held on June 10, 1999, or at any adjournment thereof.

I.    Election of Two Directors:

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE NAME.)

A. Election of One Director for a Three Year Term by the holders of the Common Stock, Class A Redeemable Preferred Stock, and Class B Senior Redeemable Preferred Stock.

          [ ]  FOR the nominee listed below                       [ ]  WITHHOLD AUTHORITY to vote for all nominees listed
                                                                       below

                                Mark H. Dunaway

B. Election of One Director for a Three Year Term by the holders of Class A Redeemable Preferred Stock.

          [ ]  FOR the nominee listed below                       [ ]  WITHHOLD AUTHORITY to vote for the nominee listed
                                                                       below

                              Richard P. Campbell

                   (Continued and to be signed on other side)

(Continued from other side)

II. In their discretion upon such other business as may properly come before the meeting

IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE TWO NOMINEES FOR DIRECTOR NAMED ABOVE.

                                                Dated:

-------------------------------------------------------------------------------,
                                                1999

                                                -------------------------------
                                                Signature(s) of Stockholder

                                                -------------------------------
                                                Signature if signing jointly

                                                Please sign exactly as name
                                                appears hereon. If shares are
                                                held jointly, each stockholder
                                                should sign. When signing for a
                                                corporation or partnership or
                                                other entity or as attorney,
                                                executor, administrator,
                                                trustee, guardian or custodian,
                                                please indicate the capacity in
                                                which you are signing.

 PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE ENCLOSED POSTPAID
                                   ENVELOPE.